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                                  UNITED STATES
                       SECURITIES AND EXCHANCE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|X|   Soliciting Material Pursuant to ss.240.14a-12

                                  ComBanc, Inc.
                (Name of Registrant as Specified In its Charter)

                               Paul Douglas Harter
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:

________________________________________________________________________________

      5)    Total fee paid:

________________________________________________________________________________

                        Persons who are to respond to the collection of
                        information contained in this form are not required to
                        respond unless the form displays a currently valid OMB
SEC 1913(12-03)         control number.

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)    Amount Previously Paid:

________________________________________________________________________________

            2)    Form, Schedule or Registration Statement No.:

________________________________________________________________________________

            3)    Filing Party:

________________________________________________________________________________

            4)    Date Filed:

________________________________________________________________________________

May 25, 2004

To:   All Combanc, Inc. Shareholders:

From: Doug Harter

I am writing to you at this time to let you know that I will be asking for your support to remove the current board of directors of Combanc, Inc. and replace them with a new board that I am proposing.

On December 19, 2003, Combanc, Inc. and The Commercial Bank entered into a written agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions. The written agreement was signed by the Chairman of the Board of Combanc, Inc. and continues in full force and effect.

This agreement includes the following provisions:

      "Combanc and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors, and the Division. All requests for prior approval shall be received by the Reserve Bank and the Division at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on consolidated earnings, and cash flow, capital, asset quality, and ALLL (allowance for loan and lease losses) needs of the bank."

      "The Bank shall immediately take all necessary steps consistent with sound banking practices to correct all violations of laws and regulations set forth in the Report of Inspection and Examination of the Bank conducted by the Reserve Bank in October 2003 (the "Consumer Affairs Report of Examination"). In addition, the Bank's board of directors shall take necessary steps to ensure the Bank's future compliance with all applicable laws and regulations." [Underlining and emphasis added.]

It is apparent from this written agreement that the Federal Reserve Bank has serious concerns regarding the Bank that we have entrusted, as shareholders, to the current board of directors.

I urge you to remove the current board of directors from office and replace them with two experienced banking professionals and four members of our local business community who will devote themselves to returning the Bank to a position of compliance with all applicable banking regulations and long-term profitability.

To facilitate the removal of the current board of directors, a special shareholder meeting has been called for June 19, 2004. I intend to send you in the very near future a proxy statement outlining the reasons why the current board of directors should be removed and discussing the experience and background of the individuals I am nominating to replace the current board of directors. With the proxy statement will be a request for proxy related to the special shareholder meeting. I urge you to read this proxy statement and to vote your proxy in support of the amendments to the bylaws of Combanc, Inc., in support of removal of the current board of directors, and in support of the individuals I have nominated to replace the current board of directors.

It is my understanding that the current board of directors intends to send you a proxy statement related to the special shareholder meeting on June 19, 2004. I urge you to take no action related to their proxy statement as I believe new management is in the best interest of the shareholders.

A proxy statement will be prepared and disseminated to stockholders with respect to the solicitation of votes for amending the bylaws of Combanc, Inc., removing the current board of directors and electing the slate of directors proposed by Mr. Harter. Stockholders should read this proxy statement because it contains important information. Stockholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission without charge, when such documents become available, at the Commission's website at http://www.sec.gov. Stockholders will also be able to obtain copies of the proxy statement and related materials without charge, when available, by written request from Douglas Harter, 9818 W. State Road, Delphos, Ohio 45833.